Exhibit 3.154

CERTIFICATE OF INCORPORATION

OF

FX SECURITIES, INC.

ARTICLE ONE

Name

The name of the corporation is FX Securities, Inc. (the “Corporation”).

ARTICLE TWO

Registered Agent

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

Capital Stock

The total number of shares of Common Stock that the Corporation shall have authority to issue is ten thousand (10,000) shares, one cent ($0.01) par value per share.

ARTICLE FIVE

Incorporator

The name and mailing address of the sole incorporator are as follows:

Name	Mailing Address

Gina Romo	Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas, 75201-6776

ARTICLE SIX

Initial Directors

The names and mailing addresses of the persons who are to serve as initial directors of the Corporation until the first annual meeting of stockholders of the Corporation or until their successors are elected and qualify are as follows:

Name	Address

John Burns	11950 Jollyville Road
Austin, Texas 78759-2309

Jerry Keys	11950 Jollyville Road
Austin, Texas 78759-2309

Song Kim	11950 Jollyville Road
Austin, Texas 78759-2309

ARTICLE SEVEN

CumulativeVotingProhibited

The right to cumulate voting is hereby expressly denied.

ARTICLE EIGHT

Preemptive Rights Denied

No stockholder shall have, as a stockholder of the corporation, any preemptive right to acquire, purchase or subscribe for the purchase of any or all additional issues of stock of the corporation or any or all classes or series thereof, or for any securities convertible into such stock, whether now or hereafter authorized.

ARTICLE NINE

Bylaws

The initial bylaws of the corporation shall be adopted by the Board of Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE TEN

Indemnification

The Corporation shall indemnify each director or officer of the Corporation who may be indemnified, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“Section 145”), as it may be amended from time to time, in each and every situation where the Corporation is obligated to make such indemnification pursuant to Section 145. In addition, the Corporation shall indemnify each of the Corporation’s directors and officers in each and every situation where, under Section 145, the Corporation is not obligated, but is permitted or empowered, to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by such section. The Corporation shall promptly make or cause to be made in accordance with its bylaws and with applicable law any determination which Section 145 requires.

ARTICLE ELEVEN

Director Liability

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is amended after the filing of this Certificate of Incorporation to authorize corporate action further limiting or eliminating the personal liability of a director, then the liability of the directors to the Corporation shall be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall not otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE TWELVE

Amendments

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, I have signed this Certificate this 21st day of January, 2000.

/s/ Gina Romo
Gina. Romo, Incorporator

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
AND OF REGISTERED AGENT

h is hereby certified that:

1      The name of the corporation (hereinafter called the “Corporation”) is FX Securities, Inc.

2.     The registered office of the Corporation within the State of Delaware is hereby changed to 9 East Loockerman Street, Suite 1B, City of Dover 19901, County of Kent.

3.     The registered agent of the Corporation within the State of Delaware is hereby changed to National Registered Agents, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.

4.     The Corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on August 3, 2004.

/s/ Jonathan Dorton
Jonathan Dorton, President

CERTIFICATE  OF  CHANGE  OF  LOCATION OF  REGISTERED OFFICE

AND  OF  REGISTERED AGENT

OF

FX  SECURITIES, INC.

It is hereby certified that:

1.     The name of the corporation (hereinafter called the “corporation”) is:

FX  SECURITIES, INC.

2.     The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3.     The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4.     The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on November 14, 2007

/s/ Gretchen Herron
Name: Gretchen Herron
Title: Assistant Secretary